THRIVENT SERIES FUND, INC.

Form N-SAR for

Fiscal Period Ended 6/30/2016

INDEX TO EXHIBITS

EXHIBIT NO.	ITEM

1.	Transactions effected pursuant to Rule 10f-3. (Item 77.O.)

N-SAR FILING

THRIVENT SERIES FUND, INC.

Transactions Effected Pursuant to Rule 10f-3

For the six months ending June 30, 2016

Fund	Trade Date	CUSIP / ISIN	Issuer	144A	Price	Par/ Amount	Issue Size	Percent	Broker	Participating Underwriters	Selling Concession
THRIVENT PARTNER WORLDWIDE ALLOCATION PORTFOLIO	03/16/2016	9LN0909U6	REPUBLIC OF COLOMBIA	N	100.000	340,000	1,350,000,000	0.0252%	J.P. MORGAN SECURITIES PLC	GOLDMAN, SACHS & CO. BBVA SECURITIES INC. J.P. MORGAN SECURITIES LLC	0.2500
THRIVENT PARTNER WORLDWIDE ALLOCATION PORTFOLIO	04/06/2016	67054KAA7	SFR GROUP SA	Y	100.000	500,000	5,190,000,000	0.0097%	J.P. MORGAN SECURITIES LLC	GOLDMAN, SACHS & CO. BARCLAYS CAPITAL INC. BNP PARIBAS SECURITIES CORP CREDIT AGRICOLE SECURITIES (USA) INC. DEUTSCHE BANK SECURITIES INC. J.P. MORGAN SECURITIES LLC MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED MORGAN STANLEY & CO. LLC	0.6100
THRIVENT PARTNER WORLDWIDE ALLOCATION PORTFOLIO	04/18/2016	02154CAE3	ALTICE FINANCING SA	Y	100.000	280,000	2,750,000,000	0.0102%	BARCLAYS CAPITAL INC.	GOLDMAN, SACHS & CO. BARCLAYS CAPITAL INC. BNP PARIBAS SECURITIES CORP CITIGROUP GLOBAL MARKETS INC. CREDIT AGRICOLE SECURITIES (USA) INC. DEUTSCHE BANK SECURITIES INC. HSBC SECURITIES (USA) INC. ING FINANCIAL MARKETS LLC MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED MORGAN STANLEY & CO. LLC NATIXIS SECURITIES AMERICAS LLC RBC CAPITAL MARKETS, LLC UBS SECURITIES LLC	0.7050